UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2023

Summit Materials, Inc.

Summit Materials, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-36873	47-1984212
Delaware	333-187556	26-4138486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1801 California Street, Suite 3500
Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A Common Stock (par value, $0.01 per share)	SUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture with respect to 7.250% Senior Notes due 2031

On December 14, 2023, Summit Materials, LLC (the “Company”) and Summit Materials Finance Corp. (together with the Company, the “Issuers”), indirect subsidiaries of Summit Materials, Inc., issued and sold $800.0 million aggregate principal amount of their 7.250% Senior Notes due 2031 (the “Notes”), which mature on January 15, 2031, pursuant to an indenture dated as of December 14, 2023, by and among the Issuers, the subsidiary guarantors named on the signature pages thereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) (the “Indenture”). The Notes were sold within the United States only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes were issued at 100.0% of their par value. The Notes bear interest at a rate of 7.250% per year, payable semi-annually in arrears. The Issuers’ obligations under the Notes are guaranteed on a senior unsecured basis by all of the Company’s existing and future wholly-owned domestic restricted subsidiaries that guarantee its senior secured credit facilities and its existing senior notes. The Notes are not guaranteed by Summit Materials, Inc.

The gross proceeds from the offering of the Notes were placed in a segregated account. If the Company’s previously-announced transaction with Cementos Argos S.A. to acquire all of the outstanding equity interests of Argos North America Corp. (the “Argos Transaction”) is not consummated by November 25, 2024 or if the transaction agreement for the Argos Transaction is terminated prior to such date, the proceeds will be released to Wilmington Trust, National Association, as trustee, to redeem the Notes at the special mandatory redemption price.

Upon satisfaction of the conditions for the release of the proceeds of the offering, the Company intends to use the net proceeds, along with borrowings under a new senior secured incremental term loan facility, to finance the initial cash purchase price for the Argos Transaction, to repay its existing term loans and to pay related fees and expenses incurred in connection with the offering, the Argos Transaction and other financing transactions in connection therewith. Any remaining net proceeds will be used for general corporate purposes.

Upon the occurrence of a change of control or upon the sale of certain assets in which the Issuers do not apply the proceeds as required, the holders of the Notes will have the right to require the Issuers to make an offer to repurchase each holder’s Notes at a price equal to 101% (in the case of a change of control) or 100% (in the case of an asset sale) of their principal amount, plus accrued and unpaid interest.

The Issuers may redeem all or a part of the Notes at any time prior to January 15, 2027 at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus a make-whole premium and accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, beginning on January 15, 2027, the Issuers may redeem all or a part of the Notes at a redemption price equal to 103.625% of the principal amount redeemed. The redemption price decreases to 101.813% and 100.000% of the principal amount redeemed on January 15, 2028 and January 15, 2029, respectively. In addition, at any time prior to January 15, 2027, the Issuers may redeem up to 40% of the Notes from the proceeds of certain equity offerings at a redemption price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest.

The Notes contain covenants limiting, among other things, the Company and the Guarantors’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. The Notes also contain customary events of default, the occurrence of which could result in the principal of and accrued interest on the Notes to become or be declared due and payable.

Each of the foregoing descriptions of each of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of each of such documents, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of December 14, 2023, by and among Summit Materials, LLC, Summit Materials Finance Corp., the subsidiary guarantors named on the signature pages thereto and Wilmington Trust, National Association, as trustee.
4.2	Form of 7.250% Senior Note due 2031 (included in Exhibit 4.1).
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, INC.
Date: December 14, 2023	SUMMIT MATERIALS, LLC

	By:	/s/ Christopher B. Gaskill
	Name:	Christopher B. Gaskill
	Title:	EVP, Chief Legal Officer & Secretary